Exhibit 23.1

CONSENT OF REZNICK GROUP, P.C., INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 and related prospectuses (Registration Nos. 333-115316, 333-108380, 333-91548, 333-64732 and 333-60076) and on Form S-8 (Registration Nos. 333-116276, 333-91544, 333-64166, 333-90489, and 333-42803) of VCampus Corporation of our report dated March 11, 2005 (except for note 15 at to which the date is March 30, 2005) with respect to the 2003 and 2004 financial statements and schedule of VCampus Corporation included in this Annual Report (Form 10-K).

/s/ REZNICK GROUP, P.C.
Bethesda, Maryland
March 30, 2005